Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-230640 and No. 333-232741), and Form S-8 (No. 333-230632, No. 333-230634 and No. 333-233400), of Paysign, Inc. of our reports dated April 3, 2020, relating to our audit of the consolidated financial statements (which report expresses an unqualified opinion) and the effectiveness of the Company’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), of Paysign, Inc., which appear in the Annual Report on Form 10-K of Paysign, Inc. for the year ended December 31, 2019.

/s/ SQUAR MILNER LLP

Los Angeles, California

April 3, 2020